EMPLOYMENT AGREEMENT


This Agreement is effective as of November 1, 1994, by and between The Harper Group, Inc., a Delaware corporation ("Harper") and Kim Wertheimer ("Employee").

Harper wishes to transfer Employee from Dallas, Texas to San Francisco, California and Employee is willing to accept such transfer on a full-time basis upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth and the consideration described in this Agreement, Harper and Employee hereby agree as follows:

1.    Nature of Agreement:

      1.1.    Employment.     Harper agrees to transfer Employee, and
Employee agrees to accept such transfer by Harper upon the terms and conditions herein provided.

      1.2.    Cancellation of Prior Offers.     Any and all prior
contracts of employment or offers or representations with respect thereto are hereby canceled and void in all their terms and conditions. This provision shall not pertain to any stock option or non-solicitation agreements previously entered into with Employee.

2.    Terms and Duties:

      2.1.    Term of Employment.     The employment of Employee under
this Agreement shall be for three (3) years and is terminable as more particularly set forth in Article 6 ("Termination").

      2.2.     Location.     Employee's location of employment shall be
in San Francisco. Employee's location of employment may be changed only upon the mutual consent of Employee and Harper.

      2.3.     Position and Primary Responsibility.     Employee shall
serve as Senior Vice President, Global Logistics Management, Circle international, Inc. In such capacity, he shall be responsible for all areas reasonably requested by the Chief Executive Officer of Harper and he shall report to the Chief Executive Officer.

     2.4.       Exclusivity.     During the employment term, Employee
shall devote his full time, attention, energies, and best efforts exclusively to the performance of his duties for and on behalf of Harper.

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3.   Compensation:

     3.1.       Base Salary.    Employee shall receive a base salary of
$14,000 per month, which shall be subject to an annual performance review.

     3.2.         Bonus.        For 1995 and thereafter, Employee shall
receive an annual bonus in an amount equal to 1/4 of 1% of Harper's income from operations ("operating income"), on the condition that the operating income is at least 110% of the previous year's. In any event, Wertheimer shall be entitled to an annual minimum guaranteed bonus of $45,000 per year. Attached as Exhibit A is the Company's Income Statement in which operating income as defined herein is reported. In the event of an acquisition or merger increasing Harper's operating income above that recorded for 1994, any bonus based on this additional income shall be subject to the reasonable discretion of the Chief Executive Officer. Subject to the provisions of Section 6.3b below, each bonus payment hereunder is due on the condition that Wertheimer is employed with the Company when the company-wide annual bonuses are paid.

       3.3.     Payment.     All compensation to Employee hereunder
shall be paid in accordance with all relevant Harper directives, rules, and regulations and cost accounting policies in effect from time to time and shall be subject to all applicable employment and withholding taxes.

4.    Other Employment Benefits:

      4.1. Harper's insurance and benefit plans will be available to Employee and his dependents on the same basis as it is currently provided.

     4.2. Employee will receive each year a three-week paid vacation.

     4.3. Employee also will be entitled to participate in the Harper 401-K plan, profit sharing plan, and stock option plans. Effective November 1, 1994 Wertheimer has been granted options to purchase 15,000 shares of Harper Group common stock pursuant to the Company's Omnibus Equity Incentive Plan. For each year in which this Employment Agreement is effective pursuant to Section 2.1. above, Wertheimer shall be entitled to a grant of options to purchase 15,000 shares of common stock under the Company's then existing stock option plan.

    4.4. The Company will pay all of Wertheimer's reasonable moving expenses for him and his immediate family to move from Dallas, Texas to the San Francisco Bay Area in an amount not to exceed $20,000 upon presentation of reasonable invoices for moving expenses.

    4.5. The Company will loan Wertheimer the amount of $100,000 to assist with housing costs, which shall include real estate brokerage costs, points and a down payment for the purchase of a home in the San Francisco Bay Area. This amount will be due to Wertheimer when he provides to Harper a fully executed real estate purchase and sale contract, regardless of whether this agreement has expired without renewal at the time Wertheimer requests said funds. The unpaid principal of the loan will bear interest at six percent (6%) per annum and shall be evidenced by a promissory note. The principal and accrued interest of the loan will be forgiven in equal annual installments, over five years, with the date of advancement of the $100,000 as the anniversary date, as long as Wertheimer remains an employee of the Company. The entire unpaid balance shall be forgiven if Wertheimer's employment is terminated without cause or in the event of Wertheimer's death or permanent disability. The entire unpaid balance shall be accelerated and immediately due and owing upon either Wertheimer's voluntary resignation as an employee or termination of employment with cause. The balance outstanding will not be accelerated in the event this Agreement expires without renewal as long as Wertheimer remains an employee of the Company. To the extent the forgiveness of the above loan is a taxable event, Harper will take the required action to pay 50% of all of the projected additional tax imposed on Wertheimer based on the appropriate and applicable federal and state tax rates for Wertheimer.

5.     Additional Obligations of Employees During and After Employment:

     5.1.    Non-Competition.    So long as Employee is employed by
Harper, Employee will engage in no other business activities directly or indirectly which are or may be competitive or which might place him in a competing position to that of Harper or any parent, affiliated, or subsidiary company of Harper without the written consent of the Chief Executive Officer. Employee shall make written disclosure to the Chief Executive Officer of Harper of any activity in which he is engaging or plans to engage which directly or indirectly might be competitive or which might place him in a competing position to that of Harper or any of its affiliated or subsidiary companies. The obligation to make such written disclosure extends to all activity by which Employee is making preparations to compete with Harper.

     5.2.    Records.     All records, files, documents, and the like,
or abstracts, summaries, or copies thereof, relating to the business of Harper or the business of any of Harper's parent, subsidiary, or affiliated companies, which Harper or Employee shall prepare or use or come into contact with, shall remain the sole property of Harper or the affiliated or subsidiary company, as the case may be, and shall not be removed from the premises without the written consent of Harper, and shall be promptly returned to Harper upon termination of employment.

     5.3.   Customers of Harper.    If Employee personally or through
any employees or departments under Employee's direction has been responsible for and/or participated in any contracts, assignments, or follow-ons to such contracts or assignments for customers of Harper in the normal course of Harper's business, and/or if proposals to engage in such contracts and /or assignments have been submitted or actively solicited by Harper within two years prior to the date of termination, Employee shall not solicit, provide services or information to, work for, provide consulting services to, or in any way be engaged by any such customer for a period of one year after termination of employment hereunder. Employee understands, acknowledges, and agrees that such customers are developed and maintained by Harper through the use of confidential, proprietary, and/or trade secret information to which Employee may have access during his employment term. Additionally, Employee shall remain bound by the terms of the Non-Solicitation Agreement dated August 19, 1992 attached hereto as Exhibit B. Any compensation due under that Agreement shall be paid when due, in addition to any other compensation provided for in this Agreement.

      5.4.    Enforcement.     In addition to the remedies provided in
Article 9 ("Arbitration"), Harper shall be entitled to equitable relief, including provisional and final injunctive relief, to enforce the terms of this Article 5 ("Additional Obligations of Employee During and After Employment").

6.    Termination:

     6.1. Immediate Termination of Employment by Harper. Harper may immediately terminate this Employment Agreement at any time under the following conditions:

     a. Upon the Employee's death or incapacity. In such case, Employee's compensation shall be calculated through the last day of the month in which said death or incapacity occurred, and paid to Employee, his heirs or estate;

     b. The conviction of any felony or of a misdemeanor involving fraud or dishonesty, and/or the commission or omission of acts deemed to be fraudulent or materially dishonest. In such case, compensation shall be calculated through the last day actually worked by Employee.

     6.2. Termination of Employment for Cause. Harper may terminate Employee's employment for cause, which shall include, without limitation, a breach of any of the material terms of this Agreement, a material and repeated failure to follow either general corporate policies or the reasonable instructions of the Chief Executive Officer of Harper, or any of the conditions set out above in Paragraph 6.1. Employee shall be given reasonable notice of any of the grounds for termination of employment for cause, and shall be given the opportunity to discuss and address such notice with the Chief Executive Officer.

     6.3.   Termination of Employment Without Cause.

      a. In the event of termination without cause, or constructive termination by a material change in the responsibilities of Employee, or by a change in the location of Employee's employment, Employee's sole remedy shall be an entitlement to receive his base monthly compensation in each of the twelve (12) months from the date of termination. During which time Employee shall accept no other employment without the consent of Harper, which consent shall not be unreasonably withheld. Any amounts received during such twelve (12) month period from a subsequent employer shall be in mitigation of Harper's responsibilities to make payment hereunder, and shall be offset against amounts due by Harper.

       b. In the event of either termination without cause or a failure to renew this Agreement as provided for below, Employee shall be entitled to receive a pro-rata share of the incentive payment, if any, earned by him that fiscal year, based on the number of days worked prior to termination as the numerator and 365 days as the denominator. Employee shall not be entitled to an incentive payment if his employment has been voluntarily terminated by him or terminated by Harper with cause.

       c. In the event that Harper fails to renew this Agreement on substantially similar terms for reasons without cause, Employee shall be entitled to receive his base monthly compensation in each of the twelve
(12) months from the date of expiration of this Agreement, subject to Harper's right to offset in Paragraph 6.3.a above, and the pro-rata share of the incentive payment, if any, earned as provided for above.

       6.4.   Termination of Employment by Employee.    Employee may
terminate his employment at Harper at any time with or without cause during the term of this Agreement. However, any such termination must be made upon the giving of sixty (60) days written notice to Harper's Chief Executive Officer. Employee shall be entitled to convert company insurance plans in accordance with applicable federal and state laws upon such termination.

       6.5.    Effect of Termination.    Except as otherwise provided
herein, termination of employment shall terminate all obligations of Harper pursuant to this Agreement. Termination of employment shall result in immediate termination of Employee's employment term.

7.     Entire Agreement:

      7.1. This Agreement is to be considered in conjunction with the Non-Solicitation Agreement attached hereto as Exhibit B and the Incentive Stock Option dated November 1, 1994. These Agreements constitute the entire understanding of the parties hereto and supersedes any and all prior agreements and understandings, whether oral or written, between the parties. This Agreement may be modified only by agreement in writing executed by Employee and the Chief Executive Officer of Harper. This Agreement may not be modified by any implied understanding or agreement, notwithstanding any statements or conduct of the parties occurring subsequent to the formation of this Agreement.

8.    Miscellaneous:

      8.1. Interpretation of this Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party hereto.

      8.2. Variation. Any variation in salary or conditions which may occur after the effective date of this Agreement shall not constitute a new agreement, but the terms and conditions of this Agreement, except as to such variation, shall continue in force.

      8.3. Unenforceability. The unenforceability or invalidity of any paragraph or subparagraph, or portion thereof, of this Agreement shall not affect the enforceability and validity of the balance of this Agreement.

      8.4. Collateral Documents. Each party hereto shall make, execute, and deliver such other instruments or documents as may be reasonably required in order to effectuate the purposes of this Agreement.

      8.5. Written Policies and Procedures. The written policies and procedures of Harper or its parent company, The Harper Group, Inc., where not in contradiction to or superseded by this Agreement, as from time to time amended shall be binding upon and adhered to by Employee. Copies of said policies and procedures are available to Employee in the offices of The Harper Group, Inc. Nothing in said written policies and procedures of The Harper Group, Inc. shall in any way be construed to alter, amend, or modify the termination provisions set forth in Article 6 herein above.

      8.6. Notice to Prospective Employers. Employee agrees that he shall provide prospective employers of Employee a copy of this Employment Agreement prior to accepting any offers of employment made by said prospective employers during the period one year following the date that Employee's employment hereunder terminates. If Employee does not upon demand of Harper provide adequate proof that he has complied with this obligation, Employee agrees that Harper may in its sole discretion and without recourse by Employee provide any employer to whom Employee was obliged to provide this Agreement with a copy hereof.

      8.7. Notices. Any notices to be given hereunder to any party must be in writing and must be effected by personal delivery or by registered or certified mail, postage pre-paid with return receipt requested. Mailed notices shall be directed to the parties at the addresses appearing below. Each party may change his address by giving written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) business days after deposit with the United States Postal Service.

EMPLOYER:                           EMPLOYEE:

The Harper Group, Inc.              Kim Wertheimer
260 Townsend Street                 260 Townsend Street
San Francisco, CA 94107             San Francisco, CA 94107

      8.8. Assignment. None of the obligations or duties or rights or benefits arising under this Agreement may be assigned or delegated by Employee, in whole or in part, without the prior written consent of the Chief Executive Officer of Harper.

      8.9. Gender and Number. Whenever the context of this Agreement permits, the masculine, feminine, and neuter shall each include the other, and the singular shall include the plural.

9.    Arbitration:

      9. 1.     In the event there is any dispute arising out of
Employee's employment with Harper, the termination of that employment, or this Employment Agreement, whether such dispute gives rise or may give rise to a cause of action in contract or tort or based on any other theory or statute, including without limitation for breach of the covenant of good faith and fair dealing or employment discrimination, Employee and Harper agree to submit exclusively such dispute to final and binding arbitration pursuant to the provisions of Title 9 of Part III of the California Code of Civil Procedure, commencing at Section 1280, et seq., or any successor or replacement statutes, upon a request submitted in writing to the party to this employment agreement within six (6) months of the date of the dispute arose or the termination of Employee's employment, whichever occurs first. The failure to timely request arbitration hereunder shall constitute a complete waiver of all rights to raise any claims in any forum arising out of any dispute described herein. The limitations period set forth herein shall not be subject to tolling, equitable or otherwise. The parties agree that such arbitration shall be the exclusive remedy for any dispute described herein. The parties further agree that, except as specifically provided otherwise herein, in arbitration the exclusive remedy for alleged violation of the terms, conditions, or covenants of employment, including this employment agreement, and for any harm alleged in connection with any dispute subject to arbitration hereunder shall be a money award not to exceed the amount of actual contract damages less any proper offset for mitigation of such damages, and the parties shall not be entitled to any other remedy at law or in equity including but not limited to other money damages, punitive damages, specific performance, and/or injunctive relief. Prior to submitting any dispute to arbitration hereunder, the parties shall attempt to settle such dispute themselves. The arbitrator shall not have the power to alter, amend, or modify any of the provisions of this employment agreement. Nothing herein shall be construed to abridge any of Employee's rights to seek workers' compensation benefits.

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IN WITNESS WHEREOF, the parties hereto have executed this agreement on the day and year above written.


THE HARPER GROUP, INC.



By:


/S/ KIM WERTHEIMER